UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/01/2012

LeMaitre Vascular, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33092

Delaware	04-2825458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

63 Second Avenue
Burlington, MA 01803
(Address of principal executive offices, including zip code)

781-221-2266
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

        On October 1, 2012, we entered into Amendment No. 3 to that certain Purchase Option Agreement, dated December 30, 2008, with Neovasc Inc. and its subsidiary, Neovasc Medical Inc., collectively, Neovasc, pursuant to which we exercised an option to acquire an exclusive, fully paid-up, worldwide, perpetual license and the assets to exclusively develop, manufacture and commercialize bovine and equine pericardium patches for vascular applications in humans from Neovasc for $4.6 million, of which $4.3 million is payable on the closing date and $0.3 million is payable on the one year anniversary of the closing date. We expect to close this transaction on October 31, 2012, subject to certain closing conditions and our right to rescind prior to closing. For a period of sixty months following the closing, both parties have agreed not to engage in certain competitive activities or the solicitation of employees with respect to one another. The parties have also agreed to provide one another cross-indemnification for liabilities that may arise before and after the transaction related to the acquired and licensed assets, respectively. We also separately entered into a 40-month supply agreement with Neovasc to ensure that we have an adequate supply of these patches as we scale up our own manufacturing operations.

      The foregoing description of the Purchase Option Agreement and the related amendments is not complete and is qualified in its entirety by reference to the full text of such documents, which will be filed with our Annual Report on Form 10-K for the year ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: October 04, 2012	By:	/s/ J.J. Pellegrino
J.J. Pellegrino
Chief Financial Officer